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                                                                      EXHIBIT 99

                  [LETTERHEAD OF IVI CHECKMATE APPEARS HERE]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
March 16, 1999


                IVI CHECKMATE ANTICIPATES FIRST QUARTER RESULTS
                    TO BE SIGNIFICANTLY BELOW EXPECTATIONS

[Atlanta, Georgia/Toronto, Canada]--IVI Checkmate Corp. (Nasdaq: CMIV); (TSE:
IVC/IVI) announced today that its revenues and earnings for the first quarter ending March 31, 1999 will be significantly below expectation. Based on current information, IVI Checkmate expects to report a loss in the range of $0.09 to $0.13 per share on revenues in the range of $13 million to $16 million. The Company plans to report its actual financial results for the first quarter of 1999 on April 25.

Barry Thomson, President and CEO of IVI Checkmate Corp., said, "The decline in revenues is primarily attributable to delays in shipments of our en-Touch 1000 terminal, while technological improvements are made. To a lesser extent, revenues are also anticipated to decline due to slower than expected deployment of existing inventory, primarily in check readers, by resellers throughout North America."

After discovering and evaluating intermittent and inconsistent wear patterns regarding the protective coating on the glass of installed en-Touch 1000 terminals, IVI Checkmate and its customers jointly decided to adopt, and immediately integrate, technological improvements that would produce a more robust product and reduce the overall cost of ownership during the life of the product. The Company believes that the increased costs associated with these technological improvements would be offset by product price increases and future cost savings through a more efficient engineering and manufacturing process.

Greg Lewis, President and CEO of IVI Checkmate's U.S. Operations, said, "We have completed the design enhancements, the engineering development work and the in-house testing of a new and improved en-Touch 1000 terminal. These modified terminals have already been installed in the field for further testing, and are performing well. We are pleased with the initial results of the field and believe that we are making progress towards customer acceptance and full rollout. We expect to shortly increase the number of test sites to begin additional acceptance testing by various other customers."

Furthermore, while the Company has historically observed an increase in demand from resellers during the second and third quarters, it cannot make any assurances at this time that normal deployment by our resellers will resume, and that field testing of the en-Touch 1000 will be completed in time to achieve the Company's product shipment goals for the second quarter of 1999.

IVI Checkmate is the third largest electronic transaction solutions provider in North America. The Company designs, develops and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, hospitality, healthcare and transportation industries. IVI Checkmate's software, hardware and professional services minimize transaction costs, reduce operational complexity and improve profitability for its customers in the U.S., Canada and Latin America.

This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its limited suppliers and manufacturers of component parts of its products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large retail customers; the potential fluctuation in financial results as a result of the Company's inability to make sales to large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; the Company's dependence on key personnel; and other factors that are contained in documents that the Company files with the U.S. Securities and Exchange Commission.

CONTACT:  L. Barry Thomson              John J. Neubert
          President and CEO             Executive Vice President/CFO
          IVI Checkmate Corp.           IVI Checkmate Corp.
          416-245-6700                  770-594-6000